18f-3 Multiple Class Plan

Addendum to Exhibit II

The Calvert Fund

    Calvert High Yield Bond Fund

Class C

Contingent

Maximum

Deferred	12b-1 Fee
Sales Charge
1.00%	1.00%
(if redeemed within one
year of purchase)

Effective Date: October 31, 2011